EXHIBIT 99.1

PRESS RELEASE

Selectica Announces Earnings for Third Quarter Fiscal 2011

SAN JOSE, Calif., February 3, 2011 – Selectica, Inc. (NASDAQ: SLTC), provider of deal management solutions, including sales configuration and contract lifecycle management solutions, today announced unaudited financial results for its third quarter ended December 31, 2010.

Highlights in FY Q3 2011:
•	Improved gross margin to 72%, a 6% increase over FY Q3 2010
•	Reduced net operating loss by 98% over FY Q3 2010
•	Strengthened position in key verticals with new customers in healthcare, financial services, and government contracting
•	Released first new product from our international research and operations center

“We are very pleased with the progress we’ve made this quarter, particularly in executing on our vision of providing a single, integrated Deal Management Suite to manage the entire deal process from quote to contract,” said Jason Stern, President and Chief Operating Officer of Selectica. “We believe that this focus will enable Selectica to further differentiate our solution from our competitors and enable our customers to close deals faster, with higher margins, and with lower risk.”

Revenue for the third quarter of fiscal 2011 was $3.9 million, compared to $3.1 million for the second quarter of fiscal 2011, and $4.4 million for the third quarter of fiscal 2010. New license revenue for the quarter was $664,000, compared with $304,000 last quarter and $979,000 in the third quarter of fiscal 2010.

Net loss for the third quarter of fiscal 2011 was $(54,000), or $(0.02) per share, compared to a net loss of $(632,000), or $(0.22) per share, in the second quarter of fiscal 2011 and a net loss of $(737,000), or $(0.26) per share, in the third quarter of fiscal 2010.

Cash, cash equivalents, and short-term investments at the end of the third quarter of fiscal 2011 were $16.5 million, compared with $16.7 million at the end of second quarter of fiscal 2011, and $17.0 million at the end of third quarter of fiscal 2010.

About Selectica, Inc.
Selectica (NASDAQ: SLTC) provides Global 2000 companies with deal management solutions to help companies close business faster, with higher margins and lower risk. Selectica offers tightly integrated applications for sales configuration, pricing, quoting, and contract lifecycle management, including modules for mobile devices, employee self-service, and Salesforce.com AppExchange. With over 100,000 users and over one million new contracts processed annually, Selectica is changing the way companies do business. Selectica customers represent leaders in technology, healthcare, government contracting, and telecommunications, including Bell Canada, Cisco, Covad Communications, Fujitsu, CA Technologies, ManTech, and Qwest Communications. For more information, visit www.selectica.com.

PRESS RELEASE

Forward Looking Statements
Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements about business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for Selectica's products and services; government policies and regulations, including, but not limited to those affecting the Company's industry; and risks related to the Company's past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company's most recent Form 10-K, filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Todd Spartz
(408) 545-2648
ir@selectica.com

PR Contact:
Jordan McMahon
(408) 545-2494
pr@selectica.com

SELECTICA, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009

Revenues:
License	$664	$979	$1,804	$2,355
Services	3,291	3,458	8,983	8,997
Total revenues	3,955	4,437	10,787	11,352

Cost of revenues:
License	136	37	320	126
Services	957	1,382	3,369	4,029
Total cost of revenues	1,093	1,419	3,689	4,155

Gross profit	2,862	3,018	7,098	7,197

Operating expenses:
Research and development	816	753	2,205	2,545
Sales and marketing	1,144	1,285	3,135	3,586
General and administrative	914	1,260	2,746	4,176
Shareholder litigation	1	18	4	25
Professional fees related to corporate governance review	-	-	-	438
Restructuring	-	391	-	1,238
Total operating expenses	2,875	3,707	8,090	12,008

Loss from operations	(13)	(689)	(992)	(4,811)

Interest and other income (expense), net	(41)	(56)	(137)	(226)

Loss before provision (benefit) for income taxes	(54)	(745)	(1,129)	(5,037)
Provision (benefit) for income taxes	-	(8)	4	(187)
Net loss	$(54)	$(737)	$(1,133)	$(4,850)

Basic and diluted net loss per share	$(0.02)	$(0.26)	$(0.40)	$(1.74)

Reconciliation to non-GAAP net loss:
Net loss	$(54)	$(737)	$(1,133)	$(4,850)
Shareholder litigation	1	18	4	25
Professional fees related to corporate governance review	-	-	-	438
Restructuring	-	391	-	1,238
Non-GAAP net loss	$(53)	$(328)	$(1,129)	$(3,149)

Non-GAAP basic and diluted net loss per share	$(0.02)	$(0.12)	$(0.40)	$(1.13)

Weighted average shares outstanding for basic
and diluted net loss per share	2,827	2,802	2,818	2,789

SELECTICA, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	March 31,
	2010	2010

ASSETS
Current assets
Cash and cash equivalents	$11,913	$16,957
Short-term investments	4,547	198
Accounts receivable	3,453	4,242
Prepaid expenses and other current assets	624	538
Total current assets	20,537	21,935

Property and equipment, net	476	536
Other assets	-	24
Total assets	$21,013	$22,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of note payable to Versata	$786	$786
Accounts payable	827	609
Restructuring liability	-	7
Accrued payroll and related liabilities	502	483
Other accrued liabilities	51	56
Deferred revenue	4,096	4,500
Total current liabilities	6,262	6,441
Note payable to Versata	3,621	4,036
Other long-term liabilities	119	27
Total liabilities	10,002	10,504

Stockholders' equity	11,011	11,991
Total liabilities and stockholders' equity	$21,013	$22,495